Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

TiVo Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (File Nos. 333-146156, 333-113719, 333-112836, 333-106731, 333-103002, 333-100894, 333-92028, and 333-69530) and Form S-8 (File Nos. 333-146998, 333-135754, 333-112838, 333-106251, 333-101045, 333-94629, and 333-69512) of TiVo Inc. of our reports dated April 1, 2009, with respect to the consolidated balance sheets of TiVo Inc. and subsidiaries as of January 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended January 31, 2009, and the effectiveness of internal control over financial reporting as of January 31, 2009, which reports appear in the January 31, 2009 annual report on Form 10-K of TiVo Inc.

/s/ KPMG LLP

Mountain View, California

April 1, 2009